Exhibit 10.1

FORM OF ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT is entered into on, and effective as of, [●], 2016 by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), Energy Transfer Corp LP, a Delaware limited partnership (“Energy Transfer Corp”), and Energy Transfer Corp GP, LLC, a Delaware limited liability company and the general partner of Energy Transfer Corp (the “General Partner”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth herein, with respect to certain general and administrative services to be provided by ETE for and on behalf of the General Partner and the Partnership Group (as such term is defined in the First Amended and Restated Agreement of Limited Partnership of Energy Transfer Corp LP, dated as of [●], 2016, as the same may be further amended, modified and supplemented from time to time (the “Energy Transfer Corp Agreement”), and ETE’s related reimbursement obligations;

NOW THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I

Services, Compensation and Reimbursements

1.1 Provision of General and Administrative Services. ETE shall provide the General Partner and the Partnership Group with all general and administrative services necessary or useful for the conduct of their respective businesses, including but not limited to financial, legal, accounting, tax advisory, financial advisory, auditing, billing, corporate record keeping, treasury services (including with respect to the payment of distributions and allocation of reserves for taxes), cash management and banking, planning, budgeting, investor relations, risk management, information technology, insurance administration and claims processing, regulatory compliance and government relations, tax preparation, payroll, human resources, printing costs, and other administrative services as the Parties may agree from time to time (collectively, the “G&A Services”).

1.2 Performance of G&A Services By Affiliates and Third Parties. In discharging its obligations hereunder, ETE may engage any of its affiliates or any qualified third party to provide the G&A Services (or any part thereof) on its behalf and the performance of the G&A Services (or any part thereof) by any such affiliate or third party will be treated as if ETE performed such G&A Services itself. Notwithstanding the foregoing, the engagement of any such affiliate or third party to provide G&A Services shall not relieve ETE of its obligations hereunder.

1.3 Compensation. In consideration of the G&A Services provided by ETE pursuant to this Agreement, ETE shall be entitled to a cost-based fee, payable on an annual basis, from the General Partner and the Partnership Group. Billings and payments may be accomplished by inter-company accounting procedures and transfers.

1.4 Reimbursement by ETE. ETE shall reimburse the General Partner for, or pay on behalf of the General Partner and the Partnership Group, all direct and indirect costs and expenses incurred by the General Partner and the Partnership Group during the term of this Agreement in connection with the following:

(a) payments or expenses incurred for G&A Services provided by third parties or any affiliates of ETE or for fees incurred under Section 1.3;

(b) salaries and related benefits and expenses of any personnel employed by the General Partner and the Partnership Group, if any, plus general and administrative expenses associated with such personnel and compensation and benefits (other than equity compensation) paid to officers and members of the board of directors of the General Partner;

(c) equity compensation awarded by the General Partner or the Partnership Group to the extent that ETE determines such equity compensation is allocable to ETE; and

(d) expenses and expenditures incurred by the General Partner as a result of Energy Transfer Corp becoming and continuing as a publicly traded entity, including, without limitation, costs associated with annual, quarterly and other reports to the Securities and Exchange Commission and securities holders, tax returns and Form 1099 preparation and distribution, stock exchange listing fees, independent auditor fees, governance and compliance (including the maintenance of good standing in jurisdictions in which Energy Transfer Corp or any other Partnership Group Member (as defined in the Energy Transfer Corp Agreement) operate), registrar and transfer agent fees and legal fees, including, in each case, fees and expenses incurred in connection with any capital markets, financing or other corporate transaction.

1.5 Billing Procedures. ETE will reimburse the General Partner and Energy Transfer Corp for billed costs and expenses no later than thirty (30) calendar days following the date of the billing. Billings and payments may be accomplished by inter-company accounting procedures and transfers. ETE shall have the right to review all source documentation concerning such billed costs and expenses.

ARTICLE II

Indemnification

2.1 Indemnification by ETE. ETE shall indemnify, protect and defend the Partnership Group and all of the officers, directors, employees and agents of any Partnership Group Member (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against, and hold the Indemnified Parties harmless from, any and all losses (including lost profits), costs, damages, injuries, taxes, penalties, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively, the “Claims”) that are incurred by such Indemnified Parties in connection with, relating to or arising out of (a) the performance of any services under this Agreement, or (b) the breach by ETE or its directors, officers, employees, agents, contractors, subcontractors or consultants of any term or condition of this Agreement; provided, however, that ETE shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Claims incurred by such Indemnified Party in connection with, relating to or arising out of (i) a breach by such Indemnified Party of this Agreement, (ii) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party with respect to any services provided under this Agreement or (iii) the fraudulent or dishonest acts of such Indemnified Party.

2.2 Indemnification Procedures.

(a) An Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a Claim under this Article 2, it will provide notice thereof to ETE, specifying the nature of and specific basis for such claim, copies of all correspondence with third parties, governmental authorities or other individuals relating to the Claim, and other relevant information reasonably requested by ETE.

(b) ETE shall have the right to control all aspects of the response to and/or defense of (and any counterclaims with respect to) any Claims brought against the Indemnified Party that are covered by the indemnification under this Article 2, including correspondence and negotiation with governmental authorities, the selection of counsel and other consultants, determination of the scope of and approach to any investigation, determination of whether to appeal any decision of any court, determination of whether to enter into any voluntary agreement with any governmental authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(c) The Indemnified Party agrees to cooperate fully with ETE, with respect to all aspects of the defense of any Claims covered by the indemnification under this Article 2, including the prompt furnishing to ETE of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to ETE of any files, records or other information of the Indemnified Party that ETE considers relevant to such defense and the making available to ETE of any employees of the Indemnified Party; provided, however, that in connection therewith ETE agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.2. In no event shall the obligation of the Indemnified Party to cooperate with ETE as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any Claims covered by the indemnification set forth in this Article 2; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. ETE agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but ETE shall have the right to retain sole control over such defense.

(d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premiums that become due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third parties.

ARTICLE III

Miscellaneous

3.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

3.2 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

3.3 Termination of Agreement. This Agreement shall remain in effect until terminated by mutual agreement of the Parties. All payment obligations hereunder shall survive the termination of this Agreement in accordance with their respective terms.

3.4 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of the Parties hereto.

3.5 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

3.6 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

3.7 No Third Party Beneficiaries. The provisions of this Agreement are enforceable solely by the Parties to this Agreement. No holder of securities in Energy Transfer Corp shall have the right, separate and apart from Energy Transfer Corp, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

3.8 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date first written above.

Energy Transfer Equity, L.P.

By:
Name:
Title:

Energy Transfer Corp LP
By:	Energy Transfer Corp GP, LLC, its sole general partner

By:
Name:
Title:
Energy Transfer Corp GP, LLC

By:
Name:
Title:

[Signature Page to Administrative Services Agreement]